Exhibit 8.2

[Morrison & Foerster LLP Letterhead]

March 23, 2012

The Board of Directors of Novellus Systems, Inc.

Ladies and Gentlemen:

We have acted as special U.S. tax counsel to Novellus Systems, Inc. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission (the “SEC”) of a Registration Statement on Form S-4 (Registration No. 333-179267) (the “Registration Statement”) of Parent, which includes the Proxy Statement/Prospectus (the “Joint Proxy Statement”), dated as of March 23, 2012, describing the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 14, 2011, among Lam Research Corporation (“Parent”), BLMS, Inc. (“Merger Sub”), and the Company. Unless otherwise indicated, capitalized terms used herein have the meanings ascribed to them in the Merger Agreement.

In connection with this opinion, we have examined and are familiar with the Merger Agreement, the Registration Statement, the Joint Proxy Statement, the Company’s by-laws, and such other presently existing documents, records, and matters of law as we have deemed necessary or appropriate for purposes of our opinion, including those documents (and the representations contained therein) specifically referenced in the Joint Proxy Statement. For purposes of this opinion, we have assumed the validity and the initial and continuing accuracy of the documents, certificates, records, statements, and representations referred to above.

In our examination of documents, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, facsimile, or electronic copies, and the authenticity of the originals of such latter documents. In making our examination of documents executed, or to be executed, by the parties indicated therein, we have assumed that each party has, or will have, the power, corporate or otherwise, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or otherwise, and execution and delivery by each party indicated in the documents and that such documents constitute, or will constitute, valid, binding obligations of each party. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

March 23, 2012

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In rendering our opinion, we have considered the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Department regulations promulgated thereunder, judicial authorities, interpretive rulings of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant, all of which are subject to change or differing interpretations, possibly on a retroactive basis. There can be no assurance that any of the opinions expressed herein will be accepted by the IRS, or if challenged, by a court. Moreover, a change in the authorities or the accuracy or completeness of any of the information, documents, certificates, records, statements, representations, covenants, or assumptions on which our opinion is based could affect our conclusions.

Based upon the foregoing, in reliance thereon and subject thereto, the statements in the discussion set forth in the Joint Proxy Statement under the caption “Material U.S. Federal Income Tax Consequences,” insofar as such statements constitute statements of U.S. federal income tax law, represent (subject to any express limitation contained therein) our opinion as to the material U.S. federal income tax consequences to the Company shareholders of the Merger.

Our opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

Except as set forth above, we express no opinion as to any matter not specifically addressed herein, including the accuracy of the representations or reasonableness of the assumptions relied upon by us in rendering the opinion set forth herein.

We hereby consent to the filing with the SEC of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Morrison & Foerster LLP